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EXHIBIT 10.11

[La Quinta Letterhead]

July 31, 2000

Mr. Alan L. Tallis
5 Galleria Drive
San Antonio, Texas 78257

Dear Alan:

        I am very pleased to confirm our offer of the position of Executive Vice President—Chief Development Officer. This letter provides a confirmation of the compensation and benefits offered to you as we had discussed.

Salary:	$275,000 annually. Salary will be reviewed on the anniversary date of your employment.
Bonus:
Participation in our executive bonus plan with a target bonus of 75% of base pay and a maximum potential bonus of 150% of base pay. A copy of the bonus plan is enclosed for your review. For the business plan year 2000, your bonus will be guaranteed at 75% of base pay prorated from July 24, 2000, assuming this is your first day of employment.
Stock Options:
Participation in our Non-qualified Stock Option Plan with an initial grant of options to purchase 150,000 shares of Meditrust paired share stock (pending approval of the Board of Directors). The exercise price for the options will be set at fair market value at the close of the market on the first date of employment. These options vest over four years—25% on each of the successive anniversary dates of the effective date of your employment, pursuant to said Stock Option Plan.
Car Allowance:	You will receive a car allowance of $1000 per month in lieu of reimbursement for use of your personal vehicle for business.
Vacation:	You will be eligible to take four (4) weeks of vacation each calendar year, prorated for the first year of employment.
Other Benefits:
Enclosed you will find a detailed explanation of our health, life, dental, long-term disability and other benefit plans. You are eligible to enroll in our Flexible Benefits program on the first of the month after one full month of service.

Severance:
Although La Quinta does not generally have employment contracts for our officers, we will commit that if you are terminated from the company without cause, your severance payment will be one (1) year of salary and the target bonus for that year, plus an amount equal to the target bonus for the year of termination, pro rated to the date of termination (the "severance period.") Furthermore, you will be entitled to continue to receive during the severance period, or until October 29, 2002, whichever is longer, such company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. In the event your employment with La Quinta is terminated voluntarily or by reason of death, disability (which may entitle you to coverage under the long-term disability plan) or for "cause," no severance would be due or payable. For purposes thereof, "cause" shall be (a) your willful and continuing failure to discharge your duties and responsibilities to La Quinta, (b) any material act of dishonesty involving La Quinta, or (c) conviction of a felony. Any disputes arising out of this arrangement will be arbitrated in the State of Texas under the rules of the American Arbitration Association. The judgment of the arbitrator is final. The prevailing party shall receive costs and attorneys' fees paid. Should your employment be terminated within two (2) years following a Change of Control (including through a Constructive Termination as hereinafter defined), then your severance would be three (3) years salary and three (3) years of the respective target bonus plus an amount equal to the target bonus for the year of termination, prorated to the date of termination (the "extended severance period.") Furthermore, you will be entitled to receive during the extended severance period such company-provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. "Change of Control" shall mean: (1) any transaction, or series of transactions, including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; (2) when, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this section; or (3) when the stockholders of the Company approve a plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets other than a sale of the Company's health care assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 50% of the combined voting power of the surviving entity. In the event of a Change of Control, all stock options, stock grants and other incentive benefits will vest. Similarly, benefits under any retirement plan shall also vest. You will also be entitled to outplacement services equal to a maximum of 30 percent of your then current base salary.

"Constructive Termination" following a Change of Control shall include:
i) Company's failure to elect, re-elect, or otherwise maintain you in the office or position which you held immediately prior to a Change of Control;

ii) a significant adverse change (increase or decrease) in the nature or scope of the authorities, power, functions, responsibilities, or duties attached to the position with the Company which you held immediately prior to the Change of Control, or a reduction in the aggregate of your base pay or annual incentive bonus opportunity in which you participated immediately prior to the Change of Control, or the termination of your rights to any employee benefits to which you were entitled immediately prior to the Change of Control, or a reduction in scope or value of such benefits, without prior written consent, any of which is not remedied within 10 calendar days after receipt by the Company of a written notice from you of such change, reduction, or termination, as the cases may be;

iii) a determination by you made in good faith that, as a result of a Change of Control, there has been a significant change in the scope of the business or other activities for which you were responsible immediately prior to the Change of Control, or that you have been rendered substantially unable to carry out, have been substantially hindered in the performance of, or suffered a substantial increase or reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by you immediately prior to the Change of Control, which situation is not remedied within 10 calendar days after receipt of the Company of a written notice from you of such good faith determination;

iv) the Company shall relocate its principal executive office, or require you to have your principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change of Control, or the Company shall require you to travel away from your office in the course of discharging your responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of you prior to the Change of Control without, in either case, your prior written consent; or
v) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.
Insurance:
The Company will pay the annual premium on your supplemental life insurance policy with US Life Financial Insurance Company up to a maximum of $2500 per year, increased by not more than ten (10) percent per year, cumulatively.
Taxes:
To the extent any payment to you upon a "Change of Control" is subject to an excise tax under Section 4999 of the Internal Revenue Code or any similar federal or state excise tax ("Excise Tax") you will be paid an additional amount the ("Gross-Up Payment") such that after the payment by you of all federal, state or local income taxes, excise taxes, FICA tax or other taxes imposed upon receipt of the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payment and benefits referenced herein. Payment of such Excise Tax shall be further governed by the terms and conditions in Exhibit "A", attached hereto.
Relocation:	Reimbursement (including "gross-up") for normal costs in connection with a relocation as explained in the enclosed policy.
Start Date:	Your start date is July 24, 2000.

        Please call me if you have any questions regarding this letter, as it is important for both of us to have as clear and complete an understanding as possible.

        I look forward to working with you and am confident that you are fully capable of making a significant contribution to the success of La Quinta Inns. Welcome aboard.

Sincerely,

/s/ Francis W. Cash

Francis W. Cash
President and CEO

FWC:vae

Encl.

EXHIBIT "A"

        (a)  For purposes of determining whether any payments or benefits to an individual hereunder will be subject to the Excise Tax and the amount of such Excise Tax:

          (i)    all payments or benefits received or to be received by the individual in connection with a Change in Control or the termination of employment shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company and acceptable to individual, such payments or benefits (in whole or in part) do not constitute parachute payments under Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

          (ii)  the amount of the severance payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (a) (i), above); and

          (iii)  the parachute value of any noncash benefits or any deferred payment or benefit shall be determined by Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

        (b)  If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the individual shall repay to Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, Company shall make an additional Gross-Up Payment to the individual in respect of such excess at the time the amount of such excess is finally determined. The individual in question shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later that ten business days after the individual is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The individual shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the individual in writing prior to the expiration of such period that it desires to contest such claim, the individual shall:

          (i)    give the Company any information reasonably requested by the Company relating to such claim,

          (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)  cooperate with the Company in good faith in order to effectively contest such claim, and

          (iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the individual harmless, on an after-tax basis, for any Excise Tax, FICA tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the individual to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the individual agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the individual to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the individual, on an interest-free basis, and shall indemnify and hold the individual harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the individual with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the individual shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        If any such claim referred to in this Section is made by the Internal Revenue Service and the Company does not request the individual to contest the claim within the 30 calendar day period following notice of the claim, the Company shall pay to the individual the amount of any Gross-Up Payment owed to the individual, but not previously paid pursuant to Section 7.1(b), immediately upon the expiration of such 30 calendar day period. If any such claim is made by the Internal Revenue Service and the Company requests the individual to contest such claim, but does not advance the amount of such claim to the individual for purposes of such contest, the Company shall pay to the individual the amount of any Gross-Up Payment owed to the individual, but not previously paid under the provisions of Section 7.1(b), within 5 business days of a Final Determination of the liability of the individual for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals pursuant to this section have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

        If, after the receipt by the individual of an amount advanced by the Company pursuant to this section, the individual becomes entitled to receive any refund with respect to such claim, the individual shall (subject to the Company's complying with the requirements of this section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the individual of an amount advanced by the Company pursuant to this section, a determination is made by the Internal Revenue Service that the individual is not entitled to any refund with respect to such claim and the Company does not notify the individual in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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EXHIBIT "A"